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                                                                   Exhibit 23.3

                 CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we consent to the incorporation by reference in the Registration Statement on Form S-3 (no. 333-16125) of Forest Oil Corporation of our report dated February 12, 1998 relating to the statement of oil and gas revenue and direct operating and production expenses of Forest Oil Corporation's interest in certain oil and gas producing properties for the year ended December 31, 1997, which report appears in Form 8-K/A of Forest Oil Corporation dated February 3, 1998, and to the reference to our firm under the heading "Experts" in the above referenced Registration Statement.

                                                 /s/ Arthur Andersen LLP

New Orleans, Louisiana
November 2, 1998